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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

Item 1: On February 9, 2009, the Committee issued the following press release:

FOR IMMEDIATE RELEASE

THE LCA-VISION FULL VALUE COMMITTEE COMMENCES CONSENT SOLICITATION TO ELECT NEW BOARD OF DIRECTORS AT LCA-VISION (NASDAQ: LCAV) AND SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Elect The Full Value Committee’s Five Highly Qualified Nominees To Replace the Existing Board

Criticizes Existing Board and Management Team for Engaging in “Spin” Campaign Littered With Half-Truths, Omissions and Misleading Information

CINCINNATI, OH – FEBRUARY 9, 2009 – The LCA-Vision Full Value Committee announced today that it has filed with the Securities and Exchange Commission definitive consent solicitation materials and is commencing distribution of those soliciting materials to stockholders of LCA-Vision, Inc. (NASDAQ: LCAV) (“LCAV”) to solicit consents to replace the existing LCAV Board with the Full Value Committee’s five highly qualified nominees.  The Full Value Committee’s director nominees have a proven record of success with the Company and in the laser vision correction industry generally, and have expertise in corporate finance, accounting, design, and corporate governance.  The Full Value Committee believes the election of its five nominees in place of the existing Board is critical to restore stockholder value at LCAV and to properly address the significant issues facing LCAV as a result of loss of market share, physician unrest and LCAV’s deteriorating financial, operating and stock performance.

The Full Value Committee also announced today that it has delivered a letter to the stockholders of LCAV, in which it urges stockholders not to be misled by recent public statements from LCAV.  The Full Value Committee believes that LCAV’s Board and management’s spin campaign of half-truths, omissions and self-serving statements are intended to distract stockholders’ attention from the significant strategic, operational, marketing, clinical and financial problems plaguing LCAV and for which the current senior management and Board refuse to take responsibility.  Also in the letter, The Full Value Committee assures all LCAV stockholders that its interests in LCAV are fully aligned with the best interests of all stockholders by committing to a series of pledges they will keep if the Committee’s nominees are elected.

The Full Value Committee believes it should be obvious to all stockholders that the current Board has presided over disastrous operating and financial performance, poor capital allocation decisions and misguided business strategies.  There can be perhaps no clearer indication of the failure of this Board and management team than LCAV’s stock price.  When Dr. Stephen Joffe stepped down as CEO of LCAV in February 2006, the stock was over $52 a share and the Company’s market capitalization exceeded one billion dollars.  In a three-year period, the current management team and Board have destroyed over 95% of stockholder value as the Company’s market capitalization has plummeted to approximately $50 million. From market capitalization, revenues, same store revenues, procedural volume, national market share, or cash flow, sadly the story is the same, regardless of the financial or operating metric.

The full text of the letter follows:

February 9, 2009

Dear Fellow Stockholders,

IT IS TIME FOR A CHANGE!

The existing LCA-Vision Board has overseen a dramatic deterioration in the Company’s financial, operating and stock performance.  We are seeking your support to replace the existing Board and senior management of LCA-Vision, Inc., who we believe have failed in their duty to protect and grow the value of your investment in the Company.  They have presided over the loss of over $1 billion of stockholder value in just over 2 years – LCA-Vision’s stock has tumbled from $32.71 per share on November 1, 2006 when Steve Straus was appointed CEO to just $2.75 per share on February 5, 2009, a gut-wrenching 92% decline.

Yet the Chairman of the Board stated in a letter to us as recently as December 10, 2008 that the Board does not agree with our description of the Company’s condition as “dire” or its prognosis as “poor.”  Perhaps not for the directors and CEO Steve Straus who have very little of their own “skin in the game.” They continue to reward themselves handsomely with generous compensation packages.  But for stockholders with huge investment losses, it is indeed a sorry state of affairs.  You deserve better!

The LCA-Vision Full Value Committee (the “Committee”) owns approximately 11.4% of LCA-Vision’s outstanding shares.  We are currently the Company’s largest stockholder. The Committee includes the founders and former executive management team of LCA-Vision – the very executives who built the Company from the ground up into the industry leader it once was.  We are committed to taking the necessary steps to quickly turn around the Company that we built into one of the fastest growing small cap companies in the United States, according to Fortune magazine and Business Week.

Ask yourselves whether the interests of the current Board and management team are truly aligned with the best interests of its stockholders.  They collectively own just over 1% of the outstanding shares - about half of that in stock options and restricted stock they gave themselves.  Consider also that in 2008, when the Company’s financial results were sharply deteriorating, this Board granted CEO Steve Straus an 8% raise and then doubled his golden parachute severance payments from one to two years.  Clearly, while stockholders have suffered mightily, the wallets of this Board and management team have gotten fatter.

Management claims the economy is the problem.  Don’t be taken in!  Look at the Company’s market share, for instance.  Under CEO Steve Straus, the Company has lost nearly a third of its national market share, even with nearly one-third more vision centers in operation.  Under our management team, by contrast, the Company’s market share increased from 4.9% in 2002 to 14.9% in 2006. No matter how you look at the Company’s recent performance, you reach the same conclusion:  LCA-Vision is a grossly mismanaged and broken Company.  We have the right people and the right plan to fix it!  But you must act now!

OUR INTERESTS ARE ALIGNED WITH THOSE OF ALL STOCKHOLDERS –

UNLIKE THE LCAV BOARD, WE’VE PUT OUR MONEY WHERE OUR MOUTH IS!

Management would have you believe that despite our 11% stock ownership, the Committee’s interests are not in line with those of the stockholders.  Don’t be misled by this desperate diversionary tactic.  Consider the pledges we have made:

PLEDGE #1: If the Committee’s Nominees are elected to the Board, no member of the Committee will acquire any equity interest in any direct or indirect competitor of the Company.  Period.

PLEDGE #2: With regard to Joffe MediCenter, the Joffes will not expand the number of centers and will offer to sell its two existing centers to the Company at their cost, for cash or stock at the discretion of the independent directors of the Company. If the independent directors do not elect to purchase the two existing centers, the Joffes will use their reasonable best efforts to sell them within 12 months.

PLEDGE #3:  Dr. Joffe is committed to aligning his compensation with the interests of the Company’s stockholders.  As the new CEO, he will work for: $1 cash base salary, with the balance, equivalent to Steve Straus’s current compensation, payable in stock options.  In addition, 50% of Dr. Joffe’s appreciation in both the stock options and his current stock holdings will be donated to charity – to help people who could not otherwise afford LASIK.

CAN YOU AFFORD TO BELIEVE WHAT THIS BOARD IS TELLING YOU?

It is becoming increasingly clear that this Board will say and do almost anything to maintain their positions.  Consider the following examples, and ask yourselves what other misleading claims the Board may be making about the Committee and its efforts:

THEIR CLAIM:  In a January 23, 2009 SEC filing, the Company stated, “Your Board has been advised that members of the Joffe Group have threatened to terminate surgeons and Company employees who do not support their takeover bid if their consent solicitation is successful.  Your Board believes that these tactics are divisive, undermine surgeon and employee morale and seek to benefit the Joffe Group at the expense of other stockholders.”

A little over a week later, the Company backtracked and revised this statement, instead claiming that the Board had been advised that “members of the Joffe Group have threatened to terminate a Company employee.”

THE REALITY:  The only employee we have threatened to terminate is CEO Steve Straus – publicly and for good reason.  Rather than point the finger at us, Steve Straus should look at his own actions that have “undermined surgeon and employee morale.” Since Steve Straus was appointed CEO in November 2006, at least 12 of the Company’s leading ophthalmologists have either resigned or been terminated by the Company, apparently without cause.  The Company would like you to overlook the fact that under our management, physician satisfaction was high and we enjoyed little attrition among the physician network.

In fact, in a letter dated June 10, 2008, a majority of the Company’s affiliated surgeons informed the Chairman and independent directors that they had “NO CONFIDENCE in the ability of Mr. Steve Straus to right the direction of LCA-Vision as a businessman and as a leader of surgeons and staff.” This letter, which was signed by 40 of the 46 surgeons contacted, was followed up by subsequent correspondence to the LCA Board from the surgeons declaring their lack of confidence in the CEO.  We understand that a follow-up survey among the physicians in January 2009 again resulted in an overwhelming lack of confidence in CEO Steve Straus and the current Board, while at the same time demonstrating overwhelming support for the Committee.

THEIR CLAIM: The Company’s test of its new marketing concept in 13 markets over a three-week period “resulted in a 34% increase in eye procedures performed compared with a control group of 46 markets over a four-week period.”

THE REALITY: We understand that the Company has admitted internally it did not use any new creative marketing concepts during this three-week test.  In fact, the alleged 34% increase in procedures resulted from a test conducted in the fourth quarter of 2008, many weeks before the January 2009 completion of the segmentation research they claim was used in the test. Also, the Company has not provided any material details regarding the test, including how much was spent in the test versus control markets, the marketing cost per procedure, or the total return on  its investment.  Although the Company claims it is encouraged by initial marketing results, we understand that marketing forecasts continue to be reduced internally. While the Company continues to spend the same amount of money, the calls and appointments are not coming in as expected.

THEIR CLAIM:  The Company’s model is outdated and must be changed to a “Lifetime Vision” model.  They proudly proclaim that the “advancement and development of the ‘Lifetime Vision’ model will be the primary focus of the Company’s management in 2009.”

THE REALITY: They fail to tell you the anticipated costs of transforming the model, and do not reveal how the Company plans to derive revenues from it.  Or how much the Company will need to spend in medical equipment and staffing to change its model.  Or how the Company will avoid regulatory, licensing and possibly fee splitting issues.  Or how the Company plans to avoid competing against those of its affiliated surgeons who are currently doing intraocular procedures in their private practices when the Company expands into these other surgical procedures.  It is worth asking whether the surgeons even want to do intraocular lenses with the Company, or just a lot more LASIK.

THEIR CLAIM: The Company has lowered its annual cash flow breakeven point from 170,000 procedures to 110,000 procedures.

THE REALITY: 170,000 procedures were clearly not the breakeven point in 2006 or 2007.  For example, in 2006 the Company performed 185,000 procedures and reported net cash from operations of over $51 million, clearly not all of which was derived from the additional 15,000 procedure spread.  We believe this is a material misstatement, yet another sad example of the Company’s “fuzzy math” as it continues to mislead its stockholders.

CAN YOU AFFORD WHAT THE COMPANY IS NOT TELLING YOU?

In a recent news article, it was disclosed that the Company had signed a letter of intent to acquire a single physician’s practice in Kansas City, Kansas for $12 million.  The Medical Advisory Board of the Company, which is comprised of some the most experienced refractive surgeons in the United States and whose charter is to provide medical advice to the Board and management, unanimously opposed this acquisition.  In a letter to CEO Steve Straus and the Board, copied to all of the Company’s affiliated surgeons, one of the Company’s most experienced and respected surgeons wrote, “You clearly question the motives, loyalty and value of the surgeon group and we question your integrity and agenda as our chief executive.”

You have a voice, a choice, and a vote.  We urge you to use it now, before it is too late!

CURRENT LCA-VISION LEADERSHIP -- A RECORD OF COSTLY FAILURE

The current leadership of LCA has failed both you and the Company, and even now is seeking to avoid direct accountability for it – claiming that falling consumer confidence, not fumbled management, is the real culprit.

It is time to set the record straight.  Under CEO Steve Straus and the current Board:

•	LCA-Vision has lost about a third, or 5 percentage points, of its U.S. market share, despite opening 19 vision centers. It’s not just the economy – it’s the Board and management.

•
Procedure volume plummeted by over 50% for the first nine months of 2008 over the same period in 2007.  Compare that to a more modest 35% decline for the laser vision correction industry as a whole.  It’s not just the economy – it’s the Board and management.

•
The Company has gone from generating over $65 million in adjusted EBITDA in 2006 to losing over $12 million in just the third and fourth quarters of 2008. It’s not just the economy – it’s the Board and management.

•	Stockholders’ dividends have been eliminated, stock buybacks suspended, and new vision center expansion halted. It’s not just the economy – it’s the Board and management.

•	Confidence in management by the Company’s affiliated surgeons, the very bedrock of the Company’s success, is at an all-time low. It’s not just the economy – it’s the Board and management.

THIS BOARD HAS FAILED AT THE MOST BASIC LEVEL.  IT HAS FAILED TO:

•	Install an effective management team and demand accountability;

•	Control spending as revenues sink;

•	Align management and Board compensation with the Company’s failing performance;

•	Develop and clearly communicate an effective strategic plan, preferring instead their “ongoing strategic planning process” that is clearly not working; and

•	Recognize and deal directly with the Company affiliated surgeons’ public, overwhelming lack of confidence in the current CEO.

They have had over two years to get it right. They haven’t.

IT IS TIME FOR A CHANGE – OUR PLAN FOR LCA-VISION

Our plans for the Company are straightforward.  We are committed to working tirelessly to rebuild stockholder value and restore LCA-Vision as the industry leader it was under our leadership. We have the experience and financial incentive to stabilize and grow the core business, and are excited about the profit potential and value we know we can and will unleash by doing so.  To achieve that goal, we will:

•
Restore patient quality of care as the cornerstone of the business, and regain the physician confidence needed to make sure that happens.

Physicians are the Company’s single most important asset.  Physician confidence in, and loyalty to, corporate management are prime drivers of stockholder value.  Physicians have publicly and repeatedly expressed an overwhelming lack of confidence in Steve Straus and the current Board, while at the same time voicing overwhelming support for the Committee.

•
Build marketing into a core competence of the Company and drive down marketing costs to $250 per procedure.

Marketing must be a core competency and passion of the Company, not a mere function to be outsourced and delegated externally, where incentives and financial interests are not aligned with the Company’s or the stockholders’ best interests.  We will hire an experienced marketing executive and develop cost-effective marketing efforts in-house.  We will use the proprietary information systems we developed at the Company to carefully tailor our campaigns to local markets.  By making the Company’s marketing effective and efficient again, we will not only stabilize and grow the Company’s base business, but will also potentially save the Company approximately $26 million annually. And, we will eliminate frivolous management perks.

•
Put individuals with relevant industry experience into key operational positions.

We understand that selling an elective, specialized surgical procedure is not the same as selling a hamburger or a piece of exercise equipment.  Rather than squandering stockholder funds on highly paid sales consultants with “cookie cutter” formulas, we will put together an experienced operational team who understand the complexities of the business, and who have the commitment and know-how to deliver exceptional quality of patient care.  From a financial perspective, each 1% improvement in conversion is worth approximately $1.9 million in annual cash flow to the Company.

•
Restore a culture of innovation and a passion for excellence.

In this industry more than most, physician and employee morale and attitude are the most effective marketing assets.  Under CEO Steve Straus, these assets have suffered dramatically.  Turning that around will be one of our primary operational goals.  Rather than empty words and vague promises that physicians and Company employees have learned to ignore, we will lead by example, as many of these very same Company employees have seen us do before.  Encouraging innovation and instilling a passion for excellence at every level of the organization will be among our key priorities.

Once we have stabilized the core business and returned the Company to generating positive cash flow and increasing same store revenues, we will expand the Company’s footprint to the top 100 markets in the U.S.  We will also introduce other technologies and procedures, including other vision procedures.  We will also consider diversifying into fields in which we have direct experience, such as aesthetic procedures and hearing.  To achieve these goals, the stockholders must first install a new Board and senior management team with the necessary experience and skills, and unwavering commitment to the restoration of stockholder value.

Consider the real situation, not management’s self-serving view of reality:

•	We have a detailed strategic plan to right the Company. The Board has a loss-generating process.

•	We have a history of success. The Board has excuses.

•	We have a highly qualified, experienced management team. The Board has Steve Straus.

IT’S NOT JUST THE ECONOMY -- IT’S THE BOARD AND MANAGEMENT

IT IS TIME FOR A CHANGE! VOTE THE WHITE CONSENT CARD TODAY!

LCA is a broken company.  The stockholders desperately need it fixed. With your support, we can do it.

Execute your WHITE consent card today.  Help us remove the Board that has presided over a loss of over $1 billion in stockholder value.  In its place, install competent, experienced directors and a proven executive management team with the incentives and the experience to Restore the Value and the Restore the Vision to LCA-Vision.  Vote for change – Today!

Thank you for your support,

The LCA-Vision Full Value Committee

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On February 6, 2009, The LCA-Vision Full Value Committee made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888) 750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

For The LCA-Vision Full Value Committee
and Stephen N. Joffe
Lisa Blaker, 513-600-1867